Exhibit 10.1
TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is entered into between Catherine Clark and RPT Realty (the “Company”) and shall be effective as provided in Paragraph 15. The parties agree as follows:

DEFINITIONS

A.As used herein, unless otherwise specified, the term “Released Parties” (and each a “Released Party”) means the Company, RPT Realty, Inc., and all of their past and present joint ventures, subsidiaries, divisions, partnerships, affiliated companies, successors, assigns, and related companies and entities along with each of their past and present officers, directors, employees, representatives, shareholders, members, managers, partners, trustees, principals, insurers, attorneys, agents, and all other persons and entities acting in connection with any of them, both individually and in their business capacities.

B.As used herein, unless otherwise specified, the term “Executive” means Catherine Clark and, with respect to Paragraph 4, her heirs, successors, and assigns, any entity owned or controlled by her, any trust for which she is the trustee, and any individual or entity who could assert a claim through her, on her behalf, or as a result of her employment.

AGREEMENT

1.Transition Services. Executive’s last day as Executive Vice President Transactions of the Company shall be June 28, 2019. As of June 29, 2019 (the “Transition Date”), Executive: (a) will become a part-time, at-will employee of the Company, performing such duties as the Chief Executive Officer (“CEO”) of the Company may direct; (b) as a part-time employee, will not be eligible for any Company benefits, provided that Executive may participate in the Company 401k Plan to the same extent as any other part-time employee and consistent with the terms of that Plan; the Executive will not accrue any paid time off thru the duration of part time employment; and (c) will be deemed to have resigned as an officer of any Released Parties, and will cooperate with the Company as necessary to effectuate such resignations. Executive shall transition all work as may be directed by the CEO and otherwise cooperate with the Company. As of the Transition Date, Executive shall not have the authority to enter into any agreements on behalf of the Company or otherwise make decisions on behalf of the Company. During Executive’s at-will employment starting as of the Transition Date, Executive will work a part-time schedule of no more than 37.5 hours on a bi-weekly basis. As such, Executive’s compensation will be a gross amount of $6,635.62 per the Company’s bi-weekly pay period less all applicable payroll deductions and withholdings. The Company shall have the right to terminate Executive at any time and for any reason. Executive shall submit any expenses incurred in the course of employment and which were normally reimbursed within ten (10) days after termination of Executive’s employment.

2.Severance. Provided that Executive signs and does not revoke this Agreement, and that Executive remains in compliance with Executive’s obligations to the Company, the Company will provide Executive with severance benefits and payments as follows:

(a)Within 30 days of the Transition Date, the Company will make a one-time, lump sum payment to Executive in the amount of $432,302, which equals the sum of Executive’s Annual Base Salary plus a pro rata bonus payment, in each case as defined and/or calculated in the Agreement Regarding Severance dated April 27, 2018 between Executive and the Company (the “Severance Agreement”). This payment will be subject to all required withholding.

(b)Within 30 days of the Transition Date, the Company will make a one-time, lump sum payment to Executive to account for Executive’s accrued but unused paid time off and/or vacation time balance as of the Transition Date. This payment will be subject to all required withholding.

(c)Within 30 days of the Transition Date, to assist Executive in securing continuing health care coverage under COBRA or otherwise after the Transition Date, the Company will make a one-time, lump sum payment to Executive in the net amount, after tax withholding, of $35,922.

(d)The 29,118 restricted shares held by Executive under the 2012 Omnibus Long Term Incentive Plan maintained by the Company that are unvested as of the Transition Date will vest using a closing date of June 28, 2019.

(e)Within 30 days of the Transition Date, the Company will make a one-time, lump sum payment to Executive in the amount of $67,101 for the unvested balance of Executive’s performance shares relating to the 2016-2018 performance period under the 2012 Omnibus Long Term Incentive Plan maintained by the Company. This payment will be subject to all required withholding.

(f)Except as set forth in this Agreement, all unvested performance shares held by Executive will be forfeited as of the Transition Date.

3.Post-Termination Severance. Executive’s employment with the Company will end no later than December 31, 2019 (her final date of employment being the “Separation Date”). Upon the end of Executive’s employment, and provided she signs the Release attached as Exhibit A within 21 days after the Separation Date and does not exercise her revocation right, Executive will be paid the balance of her 2019 bonus in the amount of $87,250.This payment will be subject to all required withholding and will be paid within 14 days after the revocation period expires for the Release.

4.General Release. In exchange for consideration provided to Executive by this Agreement, Executive hereby generally and completely waives, releases, and forever discharges all of the Released Parties, jointly and severally, from any claims, liabilities, damages, costs, and obligations whether known or unknown that arise from or are in any way related to events, acts, conduct or omissions, occurring at any time prior to and including the date that Executive executes this Agreement. This release includes, but is not limited to, any claims under the Age Discrimination in Employment Act (“ADEA”), Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, and the Family and Medical Leave Act; any claims under any other employment law or for any employment-related benefit; any common law claims; any claims under any federal, state or local statute or ordinance; any claim that any Released Party breached any contract or promise, express or implied; any claim for promissory estoppel; and any other claims Executive may have against the Released Parties. Executive and the Released Parties intend that these waivers, releases, and discharges will be a general release, will extinguish any and all claims, will preclude any litigation or claims by Executive against any of the Released Parties concerning anything that occurred on or before the effective date of this Agreement, and will be effective to the fullest extent permitted by law. Notwithstanding the foregoing, Executive understands that nothing in this Agreement precludes Executive from filing any charge with or from participating in any investigation, hearing, or proceeding of a governmental or administrative agency, provided that Executive will not be entitled to any individual remedies as a result of such proceedings except as set forth below. By signing this Agreement, Executive is also not releasing: (a) any rights or claims that arise after she signs this Agreement; (b) any right to any vested benefits to which Executive is entitled; (c) any rights that cannot be waived by operation of law; (d) any right or claim to enforce this Agreement; or (e) any right to receive a monetary whistleblower or similar award that cannot be released by law.

5.No Action Contrary to Release. To the fullest extent permitted by law, Executive agrees not to file any lawsuit, charge or complaint against any of the Released Parties regarding any released claim or to initiate any action challenging the enforceability of this Agreement. To the fullest extent permitted by law, Executive further agrees not to cooperate with, or assist in, any lawsuit or arbitration against any of the Released Parties, unless required to do so by a lawfully issued subpoena, by court order or as expressly provided by regulation or statute. In the event Executive is served with a subpoena or is required by court order or otherwise to testify in any type of proceeding involving Released Parties, Executive shall immediately advise the Company of same in writing.

6.Representations and Acknowledgements. Executive represents that she: (a) has not filed any lawsuit, arbitration or other claim against any Released Party; (b) knows of no violation of state, federal or municipal law or regulation by any of the Released Parties; and (c) has disclosed all known workplace injuries or occupational diseases in writing to the Company. Executive hereby represents and warrants that Executive is not aware of any claims Executive has or might have against any of the Released Parties. The parties further acknowledge and agree that this Agreement fully satisfies the Company’s obligations under the Severance Agreement, which shall be no longer effective after this Agreement becomes effective.

7.Non-Admission of Liability. This Agreement is not and shall not be used or construed as an admission of liability or wrongdoing by any of the Released Parties. Each of the Released Parties denies any obligation, illegalities, improprieties, liabilities or wrongdoing whatsoever.

8.Non-Disclosure. Executive will not communicate to any person, firm or corporation any terms of this Agreement except as necessary to effectuate the terms or conditions of this Agreement, as required by law, or as necessary to receive counsel from Executive’s attorney and/or financial adviser. Executive agrees not to issue a press release, hold a press conference or otherwise communicate with the media concerning the terms of this Agreement. Executive further agrees, and acknowledges Executive’s obligation, to keep confidential and not disclose any non- public, proprietary or confidential information regarding the Company’s business, including but not limited to information regarding the Company’s business relationships, business operations and business plans.

9.Mutual Non-Disparagement. Executive agrees not to make or cause to be made any remarks, observations or other communications (whether in written, electronic, or oral form) now or at any time in the future that defame, slander or are likely in any way to harm the reputation of any of the Released Parties, cast any of the Released Parties in a negative light or which could reasonably be anticipated to interfere with any of the Released Parties’ business relationships, including, but not limited to, with the Company’s customers or tenants or potential customers or tenants of the Company. This provision does not restrict Executive’s ability to respond truthfully to any inquiry that Executive may receive from applicable regulatory authorities or to disclose information pursuant to a lawfully issued subpoena or legal process. Similarly, the Company agrees that Brian Harper, CEO, and other executives on the Company’s leadership team, will not make any statement, orally or in writing, or in any way disseminate information concerning Executive that in any way, form or substance, harms, defames, slanders, or otherwise casts an unfavorable light upon Executive or her reputation or standing in the business community or in the community as a whole.

10.Applicable Law; Attorneys’ Fees. This Agreement is to be interpreted, construed, and applied in accordance with the law of the State of Michigan. Any legal action concerning this Agreement must be filed exclusively in the state or federal courts having jurisdiction over Farmington Hills, Michigan, and Executive consents to the personal jurisdiction of, and venue in, such courts. In the event of a material breach by either a Released Party or Executive of any provision in this Agreement, the Released Party or Executive may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for the breach. In any action to enforce this Agreement, the prevailing party, in addition to available legal and equitable damages, will be entitled to recover its reasonable attorneys’ fees and costs associated with such action. A court of competent jurisdiction will determine whether the conduct alleged constitutes a material breach of this Agreement.

11.Severability; Successors and Assigns. If any provision is held to be unenforceable, then such provision will be construed or revised in a manner so as to permit its enforceability to the fullest extent permitted by applicable law. If such provision cannot be reformed in that manner, such provision will be deemed to be severed from this Agreement, but every other provision of this Agreement will remain in full force and effect. This Agreement is binding and shall take effect for the benefit of the Released Parties and their successors in interest, and the Company may freely assign this Agreement. Executive may not assign this Agreement or any part hereof except with the prior written consent of the Company.

12.Return of Property. Executive agrees, upon her separation of employment, which will coincide with the end of Executive’s part-time employment period, to return to Company and not keep in Executive’s possession or under Executive’s control any equipment, keys or other similar property. Company agrees that Executive will retain her phone number following the return of any Company property.

13.Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes any prior writing or representation by any of the Released Parties regarding the subject matter hereof. This Agreement does not supersede or reduce any of Executive’s obligations under any agreements regarding the safeguarding of Company’s trade secrets, proprietary or other confidential information belonging to the Company (collectively, “Confidentiality Agreements”). Such Confidentiality Agreements are not terminated by this Agreement, and continue after the Separation Date. The provisions of this Agreement can only be modified by a writing signed by Executive and an authorized representative of the Company that specifically refers to and indicates that it is intended to change this Agreement.

14.Construction; Counterparts. The headings used herein are for ease of reference only. This Agreement may be signed in counterparts, and when this Agreement has been signed by all parties, each counterpart shall constitute an original. A signature transmitted by facsimile or other electronic means shall be deemed to be an original.

15.Knowing and Voluntary Acceptance. Executive has 21 calendar days to review and sign this Agreement and is advised to consult with an attorney of Executive’s choice before signing this Agreement, which includes a release of potential claims under the ADEA. Executive understands that she may use as much of this 21-day period as she wishes prior to signing. Executive may expressly and voluntarily waive any part or all of the 21-day review period by signing and returning this Agreement prior to the expiration of the review period. Executive has the right to revoke Executive’s release of ADEA claims by informing the Company of such revocation within seven (7) calendar days following Executive’s execution of this Agreement (the “Revocation Period”). The revocation must be in writing and delivered to the Company in care of its signatory to this Agreement. This Agreement will not become effective unless the Revocation Period has expired without any revocation having been communicated.

16.Code Section 409A. All payments under this Agreement are intended to be either exempt from or in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”). In the case of any amount payable under this Agreement in installments, each installment shall be treated as a separate payment for purposes of Section 409A.

The parties hereto confirm their agreement by the signatures shown below.

Catherine Clark
/s/ CATHERINE CLARK
Date: June 24, 2019

RPT Realty
/s/ BRIAN HARPER
Brian Harper
President and Chief Executive Officer
Date: June 26, 2019